Exhibit  4 (h)

MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated for reference this 11th day of August, 2005.

BETWEEN:

ENERGEX, LLC, a company incorporated pursuant to the laws of the State of Nevada with an office located at 5004 Albuquerque Road, Reno,

Nevada 89511

("Energex")

AND:

MAX RESOURCE CORP., a company incorporated pursuant to the laws of the

Province of British Columbia and having an office at 1400 - 400 Burrard Street,

Vancouver, British Columbia, V6C 3G2;

("MAX”)

WHEREAS:

A.

Energex is the owner of a 100% beneficial right, title and interest in and to the PPCO Claims, a group of mineral claims prospective for uranium, which are located in Juab County, Utah and are more particularly described in Schedule “A” attached hereto;

B.

Energex wishes to grant to MAX the sole and exclusive right, privilege and option to acquire a 100% registered beneficial right, title and interest in and to the PPCO claims, subject to the terms and conditions hereinafter set forth;

C.

The sole beneficial owner of all of the issued and outstanding shares of Energex is Mr. Clarence J. Wendt, who in addition to being the President of Energex is also the Vice President of Exploration for MAX.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

ENERGEX'S REPRESENTATIONS

1.1

Energex represents and warrants to MAX that:

(a)

it is the beneficial owner of the PPCO Claims and holds the right to explore and develop the PPCO Claims, subject to applicable rules and regulations of the State of Utah and it is, or will be upon closing of the exercise of the Option granted hereunder, also the registered owner of the PPCO Claims;

(b)

to the best of Energex’s knowledge, Energex holds the PPCO Claims free and clear of all liens, charges and claims of others;

(c)

Energex has a free and unimpeded right of access to the PPCO Claims and has use of the PPCO Claims surface for the purposes described herein;

(d)

the PPCO Claims have, to the best of Energex’s knowledge, been, or will be prior to the closing of the exercise of the Option granted hereunder, duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the State of Utah and are in good standing in the State of Utah as of the date of this Agreement;

(e)

Energex is duly incorporated under the laws of Nevada and is a valid and subsisting company in good standing under the laws of Nevada;

(f)

Energex has the right to transfer, convey, option and assign its interest in the PPCO Claims to MAX as contemplated in this Agreement;

(g)

there are no adverse claims or challenges against or to Energex’s interest in the PPCO Claims nor to the knowledge of Energex is there any basis therefor, and to Energex’s knowledge, there are no outstanding agreements or options to acquire or purchase the PPCO Claims or any portion thereof;

(h)

Energex has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which Energex is a party or to which it is subject; and

(j)

no proceedings are pending for, and Energex is unaware of any basis for, the institution of any proceedings which could lead to the placing of Energex in bankruptcy, or in any position similar to bankruptcy.

1.2

The representations and warranties of Energex set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which MAX has relied in entering into this Agreement and shall survive the acquisition of any interest in the PPCO Claims by MAX.

1.3

Energex will indemnify MAX from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by Energex and contained in this Agreement.

2.

MAX'S REPRESENTATIONS

2.1

MAX warrants and represents to Energex that it is a body corporate, duly incorporatedunder the laws of the Province of Alberta with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

2.2

MAX will indemnify Energex from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by MAX and contained in this Agreement.

3.

GRANT OF OPTION

3.1

Energex hereby gives and grants to MAX the sole and exclusive right and option (the "Option") to acquire a l00% undivided registered beneficial right, title and interest in and to the PPCO Claims, subject to the royalty in favour of Energex described in Paragraph 10.1.

4.

OPTION PRICE

1.1

MAX shall exercise the Option, and acquire from Energex a 100% registered beneficial right, title and interest in and to the PPCO Claims, by making the following payments and exploration expenditures:

(a)

an initial cash payment, due upon acceptance for filing of this Agreement with the TSX-Venture Exchange, to Energex of US$5,000;

(b)

making exploration expenditures totalling US$1,000,000 on the PPCO Claims including the following minimum expenditures in the first to fourth years:

(i)

in the first year of this Agreement, US$100,000;

(ii)

in the second year of this Agreement, US$200,000;

(iii)

in the third year of this Agreement, US$300,000; and

(iv)

in the fourth year of this Agreement, US$300,000.

(the payments and expenditures in 4.1(a) and (b) being, collectively, the “Option Exercise

Price” or the “Option Price”)

4.2

During the term of this Agreement, and until either MAX provides an Abandonment Notice to Energex or this Agreement is terminated under paragraph 7, MAX will make annual maintenance payments to Energex of US$10,000 on the first anniversary date of this Agreement, US$20,000 on the second anniversary date of this Agreement, US$30,000 on the third anniversary date of this Agreement, US$40,000 on the fourth anniversary date of this Agreement and US$50,000 on the fifth and all succeeding anniversary dates of this

Agreement.

5.

CONDITION PRECEDENT

5.1

This Agreement is subject to its acceptance for filing with the TSX-Venture Exchange.

6.

RIGHT TO ABANDON PROPERTY INTERESTS

6.1

Should MAX, in its sole discretion, determine that the PPCO Claims no longer warrant further exploration, development or production, then MAX may cease all work on the PPCO Claims, so long as MAX provides Energex with 110 days notice (the “Abandonment Notice”) of its intention to cease all work other than required reclamation work.

6.2

If the Abandonment Notice is given after the exercise of the Option, Energex may provide MAX with a notice indicating that its wishes to have all rights and title to the PPCO Claims returned to it.  Upon receipt of this notice, MAX agrees that it shall undertake all reasonably necessary acts to return right and title to the PPCO Claims to Energex.

7.

TERMINATION OF OPTION

7.1

Subject to paragraph 7.2, the Option shall terminate if MAX fails to make the required cash payments or exploration expenditures in paragraph 4.1 within the time periods specified therein.

7.2

If MAX shall be in default of any requirement set forth in paragraph 4.1, Energex shall give written notice to MAX specifying the default and MAX shall not lose any rights granted under this Agreement, unless within 20 days after the giving of notice of default by Energex, MAX has failed to cure the default by the appropriate performance.

7.3

If the Option is terminated in accordance with paragraphs 7.1, 7.2 and 7.4 herein, MAX shall have no interest in or to the PPCO Claims, and all expenditures and payments made by MAX to or on behalf of Energex under this Agreement, including those in paragraph 4.2,  shall be non-refundable by Energex to MAX for which MAX shall have no recourse.

7.4

The Option, and this Agreement, shall terminate if the Option is not exercised on or before that date which is five (5) years from the date of this Agreement.

8.

ACQUISITION OF INTERESTS IN THE PROPERTY

8.1

At such time as MAX has paid the Option Exercise Price, within the time periods specified herein, then the Option shall be deemed to have been exercised by MAX, and MAX shall have thereby, without any further act, acquired an undivided 100% beneficial right, title and interest in and to the PPCO Claims.  Upon the exercise of the Option, Energex shall assign all of its rights to the PPCO Claims to MAX and agrees to perform all reasonably necessary acts to register MAX’s beneficial right, title and interest to the PPCO Claims with the State of Utah.

8.2

The Property shall include, in addition to the PPCO Claims described in Schedule “A” attached hereto, any claims registered by MAX, its directors, officers, employees, agents and consultants which are contiguous to the PPCO Claims or within a five (5) mile radius of the PPCO Claims and shall further include any claims which are contiguous to the PPCO Claims or within a five (5) mile radius of the PPCO Claims which MAX or any of its directors, officers, employees, agents and consultants have an interest, including a pecuniary interest.

9.

RIGHT OF ENTRY

9.1

For so long as the Option continues in full force and effect, MAX, its employees, agents, permitted assigns and independent contractors shall have the sole and exclusive right and option to:

(a)

enter upon the PPCO Claims;

(b)

have exclusive and quiet possession of the PPCO Claims;

(c)

incur expenditures as described in paragraph 4.1;

(d)

bring upon and erect upon the PPCO Claims such mining facilities as MAX may consider advisable; and

(e)

remove from the PPCO Claims and sell or otherwise dispose of mineral products.

9.2

Nothwithstanding paragraph 9.1, Energex shall have the right to enter upon the PPCO Claims and to review all of MAX’s exploration and development work and have access to the PPCO Claims at its own expense.

10.

GROSS ROYALTY

10.1

On the date MAX commences commercial production on the PPCO Claims, Energex shall be entitled to receive and MAX shall pay to Energex a sliding gross royalty:

(a) of 3%  when the prevailing price of uranium is up to USD$40 dollars per pound;

(b) of 4% when the prevailing price of uranium rises to USD$40-50 dollars per pound;

(c) of 5% when the prevailing price of uranium rises to USD$50-70 dollars per pound; and

(d) of 6% when the prevailing price of uranium is above USD$70 dollars per pound.

10.2

The prevailing price of uranium for the purpose of determining the applicable royalty percentage shall be that prevailing price as of the date that MAX (or any Operator of the PPCO Claims) enters into a sale agreement for production from the PPCO Claims.

11.

FURTHER ASSURANCES

11.1

The parties hereto agree to do or cause to be done all acts or things reasonably necessary to implement and carry into effect the provisions and intent of this Agreement.

12.

FORCE MAJEURE

12.1

If MAX is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of MAX, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and MAX, insofar as is possible, shall promptly give written notice to Energex of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to Energex as soon as such cause ceases to exist.

13.

ENTIRE AGREEMENT

13.1

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

14.

NOTICE

14.1

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of Energex addressed to them as follows:

Energex, LLC

5004 Albuquerque Road, Reno,

Nevada 89511

and in the case of MAX addressed as follows:

MAX Resource Corp.

1400 – 400 Burrard Street

Vancouver, British Columbia

V6C 3G2

Attention: Mr. Stuart Rogers

and any notice given shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

14.2

Either party hereto may from time to time by notice in writing change its address for the purpose of this paragraph.

15.

OPTION ONLY

15.1

Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating MAX to do any acts or make any payments hereunder and any acts or payments made hereunder shall not be construed as obligating MAX to do any further acts or make any further payments.

16.

RELATIONSHIP OF PARTIES

16.1

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, joint venture partner, agent or legal representative of the other party.

16.2

In the event that MAX contracts with Energex to provide geological consulting services or to make exploration expenditures on the PPCO Claims, that contractual relationship shall not, except to the extent specifically authorized under that contract, be deemed to constitute either party a partner, joint venture partner, agent or legal representative of the other party.

17.

TIME OF ESSENCE

17.1

Time shall be of the essence of this Agreement.

18.

CURRENCY

18.1

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United States of America.

19.

APPLICABLE LAW

19.1

Except as applies to the mineral claims laws of the State of Utah, this Agreement shall be governed by the laws of the Province of British Columbia and the parties hereto agree to attorn to the courts thereof.

20.

ARBITRATION

20.1

In the event of a dispute between the parties regarding any provision of this Agreement, the parties hereto agree to submit the dispute to binding arbitration under the terms of the Commercial Arbitration Act of the revised statutes of the Province of British Columbia [R.S.B.C. 1996 Chapter 55] or its successor.

21.

ENUREMENT

21.1

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

22.

ASSIGNMENT

22.1

MAX shall have the right to assign, in whole or in part, its rights under the terms of this Agreement provided that any person to whom it makes an assignment agrees to be bound by the terms of this Agreement and the Net Smelter Royalty payable to Energex hereunder.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

ENERGEX LLC.

MAX RESOURCE CORP.

Per:  /s/Clarence Wendt

Per:  /s/Stuart Rogers

____________________________

______________________________

Authorized Signatory

Authorized Signatory

SCHEDULE "A"

THE PPCO CLAIMS

The Claims are located in Utah in Township 12 South, Range 11 West, Sections 17, 19, 20, 30, 31 and 32: Claims PPCO 1-27.